Exhibit 99.1

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500
POLARIS REPORTS RECORD THIRD QUARTER 2005 RESULTS; EARNINGS PER SHARE FROM CONTINUING OPERATIONS UP 17 PERCENT ON 6 PERCENT SALES GROWTH
Highlights:
•	30th consecutive quarter of increased sales and earnings from continuing operations

•	ATV sales grew 4%, Victory sales grew 45%, PG&A sales grew 8% and International sales grew 6%

•	Continued sales growth and a focus on operating efficiencies contributed to the earnings growth for the third quarter

•	Third quarter 2005 earnings includes an income tax benefit of $2.6 million or $0.06 per diluted share

•	Full year 2005 earnings from continuing operations guidance reduced to $3.24 to $3.29 per diluted share, a 7% to 8% increase over 2004 reflecting near term softness in North American ATV retail sales. Previously announced earnings per share from continuing operations guidance was $3.32 to $3.42 per diluted share.
MINNEAPOLIS (October 13, 2005) — Polaris Industries Inc. (NYSE/PSE: PII) today reported record net income from continuing operations of $1.17 per diluted share for the third quarter ended September 30, 2005, a 17 percent increase over the prior year’s third quarter net income from continuing operations of $1.00 per diluted share. Higher sales volume from all businesses, lower operating expenses, in absolute dollars and as a percentage of sales, higher financial services income and a favorable income tax benefit contributed to the third quarter 2005 earnings increase. Reported net income from continuing operations for the third quarter 2005 was $51.1 million, a 15 percent increase over the prior year’s third quarter net income from continuing operations of $44.6 million. Sales from continuing operations for the third quarter 2005 increased 6 percent to a record $543.1 million, compared to last year’s third quarter sales from continuing operations of $510.6 million.
Tom Tiller, Chief Executive Officer, stated, “Once again, our team has shown the ability to use innovation and adaptability to achieve increased sales and earnings during uncertain and unpredictable economic times. A number of positive events during the third quarter contributed to our favorable results. We successfully introduced several new model year 2006 ATVs, RANGERs and Victory motorcycles that we feel are industry leaders in several categories. We modified our retail credit relationship with HSBC Bank during the quarter which contributed to improved third quarter earnings and cash flow in addition to removing all credit and funding risk to Polaris. We received a benefit to our income tax provision through a favorable income tax audit settlement. In addition, during the quarter we announced a very exciting strategic partnership with KTM Power Sports AG (KTM), the Austrian motorcycle manufacturer that includes an ownership interest in just under 25 percent of that company. We were able to achieve our third quarter results while contending with a number of challenges including:
•	Lower consumer confidence, including concerns about gasoline and home heating costs

•	Higher commodity and transportation costs, particularly energy related costs driven by the recent hurricanes Rita and Katrina

•	Rising interest rates

As a result of these factors, ATV retail sales for the industry as well as for Polaris were below our expectations in the third quarter which resulted in dealer and factory inventories that are currently higher than we are comfortable with given our view of economic conditions for the balance of the year. Therefore, we believe it is prudent to reduce our expected ATV shipments to dealers during the fourth quarter 2005. As a result, we are reducing our guidance for full year 2005 earnings per share from continuing operations to the range of $3.24 to $3.29 per diluted share, a seven to eight percent increase over 2004. Previously announced earnings per share from continuing operations guidance was $3.32 to $3.42 per diluted share. Fourth quarter earnings per share from continuing operations are now expected to be in the range of $0.97 to $1.02 per diluted share compared to $1.05 in the fourth quarter of 2004. We now expect sales growth to increase in the five to six percent range for the full year 2005 and to be negative in the one to five percent range for the fourth quarter 2005 compared to the same period in 2004.”
     Tiller concluded: “During more than 50 years of experience we have weathered some very challenging environments. Although we have experienced some recent softness in North American ATV retail sales, our diverse product portfolio, geographic reach and experienced workforce, coupled with our continued vigilance on improving efficiencies and decreasing expenditures unrelated to product development, leave us confident that we can continue to successfully operate in this uncertain economic environment. Our underlying business is strong and we remain focused on developing new innovative products and pursuing niche markets. This strategy has proven successful for Polaris over the years and will continue to be the life blood of the Company.”
Nine Month Results from Continuing Operations
For the nine months ended September 30, 2005, Polaris reported record net income from continuing operations of $100.4 million or $2.27 per diluted share compared to net income from continuing operations of $89.1 million or $1.98 per diluted share for the nine months ended September 30, 2004. Sales from continuing operations for the year to date period ended September 30, 2005 totaled a record $1,343.7 million, up 9 percent compared to sales from continuing operations of $1,234.2 million for the nine-month period in 2004.
Discontinued Operations Results
     The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results are being reported separately as discontinued operations for all periods presented. The Company’s third quarter 2005 loss from discontinued operations was $0.3 million, net of tax, or less than $0.01 per diluted share, compared to a loss of $2.1 million, net of tax, or $0.05 per diluted share in the third quarter 2004. In the third quarter of 2004, the Company recorded a loss on disposal of discontinued operations of $23.9 million, net of tax or $0.53 per diluted share. Reported net income for the third quarter 2005 compared to the same period in 2004, including both continuing and discontinued operations and the loss on disposal of discontinued operations was $50.9 million or $1.16 per diluted share versus $18.6 million, or $0.42 per diluted share in the third quarter of 2004. For the nine months ended September 30, 2005, the loss from discontinued operations was $0.7 million, after tax, or $0.02 per diluted share, compared to a loss of $8.0 million or $0.18 per diluted share in 2004. Reported net income for the nine months ended September 30, 2005, including both continuing and discontinued operations and the loss on disposal of discontinued operations was $99.7 million or $2.25 per diluted share, compared to $57.3 million, or $1.27 per diluted share for the nine months ended September 30, 2004.
(In millions except per share data)

	3rd Quarter ended			Nine Months ended
	September 30,			September 30,
	2005	2004	Change	2005	2004	Change
Sales	$543.1	$510.6	6%	$1,343.7	$1,234.2	9%
Operating income from continuing operations	$73.8	$67.3	10%	$150.3	$135.4	11%
Net Income from continuing operations	$51.1	$44.6	15%	$100.4	$89.1	13%
Earnings per share from continuing operations (diluted)	$1.17	$1.00	17%	$2.27	$1.98	15%
Earnings per share (diluted)	$1.16	$0.42	176%	$2.25	$1.27	77%

     ATV (all-terrain vehicle) sales for the third quarter 2005 increased four percent over the same period in 2004. The sales growth was primarily driven by continued growth in the RANGER™ product line. For the year-to-date 2005 period, ATV sales increased nine percent compared to the comparable prior year period.
     Snowmobile sales increased ten percent for the third quarter 2005 compared to last year’s third quarter primarily due to timing of shipments and an increase in the average selling price per unit. For the year to date 2005 period, snowmobile sales increased four percent compared to the prior year-to-date period.
     Sales of Victory motorcycles increased 45 percent during the third quarter 2005 from the third quarter 2004. The increase is attributable to improved brand recognition, the success of the new Hammer and 8-Ball models and continued acceptance of the Vegas and Kingpin models. Additionally, improvement in the dealer network is contributing to the higher sales. Year to date through September 30, 2005, Victory motorcycle sales increased 24 percent over the same period in 2004.
     Parts, Garments, and Accessories (“PG&A”) sales increased eight percent for the third quarter and year-to-date periods ended September 30, 2005 compared to the same time periods in 2004. Higher sales for ATV, RANGER TM and Victory PG&A offset somewhat by lower sales of snowmobile PG&A, contributed to the increase for the third quarter and year to date periods.
     Gross profit, as a percentage of sales, was 23.3 percent for the third quarter 2005, a decrease from 24.2 percent in the comparable quarter of 2004. For the first nine months 2005, gross margins were 22.9 percent compared to 23.8 percent for the same nine-month period in 2004. As expected, the gross profit margin for the third quarter and nine-month period decreased primarily due to increased raw material costs, higher warranty expenses, higher floor plan financing costs and incremental transportation and fuel costs on a year over year comparative basis. These higher costs were partially offset by continued efficiency gains and savings from various cost reduction initiatives.
     For the third quarter 2005, operating expenses decreased both as a percent of sales and in actual dollars spent compared to the third quarter of 2004. Operating expenses for the third quarter 2005 decreased to $63.2 million or 11.6 percent of sales compared to $63.5 million or 12.4 percent of sales for the third quarter 2004. For the year-to-date period, operating expenses increased two percent to $184.3 million or 13.7 percent of sales compared to $180.6 million or 14.6 percent of sales for the same period in 2004. Operating expenses, as a percent of sales, decreased in the third quarter and year-to-date periods ended September 30, 2005 primarily due to the lower Polaris stock price that reduced stock based compensation plan expenses. These reductions were partially offset by higher research and development expenses incurred during the 2005 periods related to new product development activities and the new research and development facility in Wyoming, Minnesota which opened in spring 2005.
     Income from financial services increased 37 percent to $10.2 million in the third quarter 2005, up from $7.4 million in the third quarter 2004, due to increased profitability generated from both the wholesale credit portfolio and increased income from the retail credit arrangement with HSBC Bank (formerly known as Household Bank, N.A.). During the third quarter the Company entered into a new multi-year contract with HSBC Bank, which provides for income to be paid to Polaris based on a percentage of the volume of retail credit business generated. The previous agreement provided for equal sharing of all income and losses with respect to the retail credit portfolio. The new agreement removes all credit and funding risk to Polaris and also eliminates the need for Polaris to maintain a retail credit cash deposit with HSBC Bank, which was $50.0 million on August 1, 2005, the effective date of the new agreement. Income from financial services for the year-to-date period ended September 30, 2005 increased 18 percent to $27.0 million compared to $22.8 million for the same period in 2004.
     During the third quarter 2005 Polaris invested in Austrian motorcycle manufacturer KTM by purchasing a 24.9 percent interest in that company from a third party for $85.4 million. Income from the investment in KTM is recorded on an after-tax basis on the income statement as Equity in income of manufacturing affiliates and totaled $0.9 million or $0.02 per diluted share for the third quarter 2005.
     The Income tax provision for the third quarter 2005 was recorded at a rate of approximately 29.0 percent of Polaris’ pretax income, a reduction from 33.0 percent recorded in the third quarter 2004 and the first half of 2005. The lower income tax rate for the third quarter 2005 is primarily the result of a tax benefit generated from the settlement of prior year state income tax audit disputes for the years 1997 through 2000. As a result of the settlement, a portion of the Company’s recorded income tax reserves are no longer necessary, resulting in a reduction in the third quarter 2005 income tax provision and a corresponding increase in third quarter 2005 net income of approximately $2.6 million, or $0.06 per diluted share. For the fourth quarter 2005 the income tax provision rate is expected to return to the previous rate of 33.0 percent of Polaris’ pretax income.
Financial Position and Cash Flow
     Net cash provided by operating activities of continuing operations for the third quarter 2005 totaled $108.7 million, an increase of nine percent compared to $99.7 million for the third quarter in 2004. Year-to-date ended September 30, 2005, net cash provided by operating activities of continuing operations totaled $114.1 million compared to $137.6 million in the same year to date period in 2004. An increase in inventory levels compared to the same period last year was the primary reason for the decrease in net cash provided by operating activities during the first nine months of 2005. The Company’s debt to total capital ratio was five percent for each of the periods ended September 30, 2005 and 2004. Cash and cash equivalents were $13.4 million at September 30, 2005 compared to $106.6 million a year ago. The decrease in cash position during the 2005 period is primarily the result of the KTM investment, increased share repurchases and higher inventory levels.
Share Buyback Continues
     During the third quarter 2005 the Company repurchased and retired 382,000 shares of its common stock for $19.2 million, bringing total share repurchases to 1.9 million shares, or $111.3 million for the year-to-date period ending September 30, 2005. Since inception of the share repurchase program in 1996, approximately 21.9 million shares have been repurchased at an average price of $25.61 per share. As of September 30, 2005 the Company has authorization from its Board of Directors to repurchase up to an additional 1.1 million shares of Polaris stock.
Conference Call to be Held
     Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss Polaris’ third quarter 2005 earnings results released this morning. The conference call is accessible by dialing 800-374-6475 in the U.S. or 706-634-4982 for Canada and International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available through Thursday, October 20, 2005 by dialing 800-642-1687 in the U.S., or 706-645-9291 for Canada and International calls and entering passcode 9775796, and on Polaris’ web site.
About Polaris
     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
     With annual 2004 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com. Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2005 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses;

foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; higher commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
and Other Selected Financial Information
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months Ended		For Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Sales	$543,124	$510,623	$1,343,732	$1,234,248
Cost of sales	416,343	387,206	1,036,088	941,076

Gross profit	126,781	123,417	307,644	293,172
Operating expenses
Selling and marketing	27,324	28,051	80,255	79,565
Research and development	17,706	15,294	51,485	44,024
General and administrative	18,191	20,158	52,578	57,037

Total operating expenses	63,221	63,503	184,318	180,626
Income from financial services	10,203	7,429	26,951	22,817

Operating Income	73,763	67,343	150,277	135,363
Non-operating Expense (Income):
Interest expense	1,552	558	3,310	1,705
Equity in (income) of manufacturing affiliates, net of tax	(945)	(6)	(945)	—
Other expense, net	1,159	265	2,403	613

Income before income taxes	71,997	66,526	145,509	133,045
Provision for Income Taxes	20,870	21,954	45,129	43,905

Net Income from continuing operations	$51,127	$44,572	$100,380	$89,140

Loss from discontinued operations, net of tax	$(265)	$(2,067)	$(685)	$(7,961)
Loss on disposal of discontinued operations, net of tax	—	(23,852)	—	(23,852)

Net Income	$50,862	$18,653	$99,695	$57,327

Basic Net Income per share
Continuing operations	$1.22	$1.05	$2.37	$2.10
Loss from discontinued operations	(0.01)	(0.05)	(0.02)	(0.19)
Loss on disposal of discontinued operations	—	(0.56)	—	(0.56)

Net Income	$1.21	$0.44	$2.35	$1.35

Diluted Net Income per share
Continuing operations	$1.17	$1.00	$2.27	$1.98
Loss from discontinued operations	(0.01)	(0.05)	(0.02)	(0.18)
Loss on disposal of discontinued operations	—	(0.53)	—	(0.53)

Net Income	$1.16	$0.42	$2.25	$1.27

Weighted average shares outstanding:
Basic	41,962	42,294	42,349	42,348
Diluted	43,696	44,771	44,267	44,996

	September 30,
Selected Balance Sheet Data	2005	2004
Cash and cash equivalents	$13,410	$106,574
Trade receivables, net	68,527	77,285
Inventories, net	249,890	198,426
Total assets	791,742	766,159
Accounts payable	146,316	142,931
Borrowings under credit agreement	18,000	18,000
Shareholders’ equity	351,735	329,503

	Third Quarter Ended September 30,			For the Nine Months Ended September 30,
Business Unit Information	2005	2004	% chg	2005	2004	% chg
Snowmobiles	$104,174	$94,756	10%	$163,305	$156,829	4%
All-Terrain Vehicles	351,175	338,659	4%	919,419	843,223	9%
Victory Motorcycles	16,173	11,126	45%	61,736	49,835	24%
Parts, Garments & Accessories	71,602	66,082	8%	199,272	184,361	8%

Total Sales	$543,124	$510,623	6%	$1,343,732	$1,234,248	9%